Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 70 to Registration Statement No. 333-89389 on Form N-1A for BlackRock Large Cap Series Funds, Inc. of our reports dated August 21, 2019, relating to the financial statements and financial highlights of BlackRock Large Cap Focus Growth Fund of BlackRock Large Cap Series Funds, Inc. (the “Fund”) and Master Large Cap Focus Growth Portfolio of Master Large Cap Series LLC, each appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2019, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 24, 2019